FOR IMMEDIATE RELEASE

Contacts:
Investors                                       Media
Phelps Dodge                                    Phelps Dodge
Thomas M. Foster                                Susan M. Suver
(602) 234-8139                                  (602) 234-8003
Gregory W. Stevens
(602) 234-8166

Arthur Schmidt & Associates, Inc.               Sard Verbinnen & Co
Martin Zausner/Alan Weinstein/Joan Harper       George Sard/David Reno/
(212) 953-5555                                    Paul Caminiti
                                                (212) 687-8080


          PHELPS DODGE SAYS SHAREHOLDERS APPROVE ISSUANCE OF SHARES FOR
                       CYPRUS AMAX AND ASARCO ACQUISITIONS

            EXPECTS TO COMPLETE CYPRUS AMAX EXCHANGE OFFER NEXT WEEK;
                       WILL NOT INCREASE OFFER FOR ASARCO
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      PHOENIX, AZ, October 13, 1999 - Phelps Dodge Corporation (NYSE: PD)
announced today that its shareholders, at a special meeting held in Phoenix this morning, overwhelmingly approved the issuance of new Phelps Dodge shares for the exchange offers to acquire Cyprus Amax Minerals Company (NYSE: CYM) and Asarco Incorporated (NYSE: AR).

      Douglas C. Yearley, Chairman and Chief Executive Officer of Phelps Dodge, said, "Now that Phelps Dodge shareholders have approved issuing the necessary shares, we look forward to completing the Cyprus Amax exchange offer next week and quickly beginning to realize the benefits of this compelling combination."

      Yearley added, "As we have previously stated, we will not raise our offer for Asarco, but we will keep our existing exchange offer for Asarco open and protect our rights under the Asarco merger agreement. We believe our 50%-stock offer is likely to be superior to Grupo Mexico's all-cash offer, especially for those Asarco shareholders who are either tax-sensitive or want to stay invested in copper at this stage of the cycle."

      Cyprus Amax shareholders will receive $7.61 in cash and 0.2203 Phelps Dodge shares per Cyprus Amax share on a fully prorated basis. Phelps Dodge's exchange offer for Cyprus Amax will expire at midnight on October 15, 1999. Completion of the exchange offer is subject to a majority of Cyprus Amax's shares being tendered and not withdrawn and customary closing conditions.

      Under the terms of the Asarco merger agreement, Asarco shareholders would receive $14.75 in cash and 0.2513 Phelps Dodge shares per Asarco share on a fully prorated basis. Phelps Dodge's exchange offer for Asarco will expire at midnight on October 25, 1999. Completion of the exchange offer is subject to at least 80% of Asarco's shares being tendered and not withdrawn and customary closing conditions.

      Phelps Dodge Corporation is among the world's largest producers of copper. The company also is one of the world's largest producers of carbon black, one of the world's largest manufacturers of magnet wire, and has operations and investments in mines and wire and cable manufacturing facilities around the world. Phelps Dodge has operations in 28 countries.

THIS PRESS RELEASE IS NEITHER A REQUEST FOR THE TENDER OF SHARES OF ASARCO OR CYPRUS AMAX COMMON STOCK NOR AN OFFER WITH RESPECT THERETO. THE PHELPS DODGE OFFER WILL BE MADE ONLY BY MEANS OF A FINAL PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL. A REGISTRATION STATEMENT RELATING TO PHELPS DODGE COMMON STOCK HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. THE PHELPS DODGE COMMON STOCK MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.